CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 25, 2004, relating to the financial statements and financial highlights which appear in the July 31, 2004 Annual Report to Shareholders of the Optimum QTM-All Cap Core Fund, Optimum QTM-Balanced Growth Fund and Optimum QTM-Capital Conservation Fund (constituting Optimum QTM Funds, hereafter referred to as the “Funds”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm and Financial Statements” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
November 23, 2004